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                                                                     EXHIBIT 5.1

                         [ALSTON & BIRD LLP LETTERHEAD]


                                 August 1, 2000



Healtheon/WebMD Corporation
400 The Lenox Building
3399 Peachtree Road NE
Atlanta, Georgia 30326

         Re:      Registration Statement on Form S-4 (No. 333-39592)

Ladies and Gentlemen:

         We have acted as counsel to Healtheon/WebMD Corporation, a Delaware corporation (the "Company"), in connection with the filing of the above-referenced Registration Statement (as amended, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") to register under the Securities Act of 1933, as amended (the "Securities Act"), 149,089,758 shares of the Company's Common Stock, par value $0.0001 per share, for issuance and sale by the Company (the "Shares"). Following the effectiveness of the Registration Statement, the Company intends to issue the Shares in connection with (i) the proposed merger transaction (the "Medical Manager Merger") in which Medical Manager Corporation, a Delaware corporation ("Medical Manager"), will be merged with and into the Company pursuant to an Agreement and Plan of Merger, dated as of February 13, 2000, by and between the Company and Medical Manager, as amended by Amendment No. 1, dated June 18, 2000 (the "Medical Manager Merger Agreement"), and (ii) the proposed merger transaction (the "CareInsite Merger") in which CareInsite, Inc., a Delaware corporation ("CareInsite"), will be merged with and into Avicenna Systems Corporation ("Avicenna"), a Massachusetts corporation and wholly owned subsidiary of Medical Manager which, as a result of the Medical Manager Merger, will become a wholly owned subsidiary of the Company, pursuant to an Agreement and Plan of Merger, dated as of February 13, 2000, by and among the Company, Avicenna and CareInsite, as amended by Amendment No. 1, dated June 18, 2000 (the "CareInsite Merger Agreement").

         We have examined the Amended and Restated Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, records of proceedings of the Board of Directors of the Company deemed by us to be relevant to this opinion letter, the Medical Manager Merger Agreement, the CareInsite Merger Agreement, the Registration Statement and other agreements or documents we deemed necessary for the purpose of expressing the opinions set forth herein. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

         As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the Medical Manager Merger Agreement and the CareInsite Merger Agreement by the parties thereto, certificates and statements of officers of the Company and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.


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         Our opinion set forth below is limited to the General Corporation Law of the State of Delaware and reported judicial decisions interpreting such General Corporation Law, and we do not express any opinion herein concerning any other laws.

         This opinion letter is provided to the Company and the Commission for their use solely in connection with the transactions contemplated by the Registration Statement and may not be used, circulated, quoted or otherwise relied upon by any other person or for any other purpose without our express written consent. The only opinion rendered by us consists of those matters set forth in the following paragraph, and no opinion may be implied or inferred beyond the opinion expressly stated. The opinion rendered herein is as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement such opinion if, after the date hereof, facts and circumstances come to our attention or changes in the law occur which could affect such opinion.

         Based on the foregoing, it is our opinion that, (i) assuming approval by the stockholders of the Company and Medical Manager of the Medical Manager Merger and consummation of the Medical Manager Merger in accordance with the terms of the Medical Manager Merger Agreement, the Shares to be issued in the Medical Manager Merger upon conversion of and in exchange for the shares of Medical Manager's common stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the Medical Manager Merger, when issued and delivered by the Company against payment of the consideration set forth in the Medical Manager Merger Agreement, will be validly issued, fully paid and nonassessable and (ii) assuming approval by the stockholders of the Company of the issuance of those Shares to be issued to the stockholders of CareInsite in the CareInsite Merger and approval by the stockholders of CareInsite of the CareInsite Merger and consummation of the CareInsite Merger in accordance with the terms of the CareInsite Merger Agreement, the Shares to be issued in the CareInsite Merger upon conversion of and in exchange for the shares of CareInsite's common stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the CareInsite Merger, when issued and delivered by the Company against payment of the consideration set forth in the CareInsite Merger Agreement, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Opinions" in the Prospectus constituting a part thereof.

                                            ALSTON & BIRD LLP


                                            By:   /s/  C. Mark Kelly
                                                 -------------------------------
                                                     C. Mark Kelly, Partner


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